Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Annual Report on Form 1-K of Roots Real Estate Investment Community I, LLC and Subsidiaries for the year ended December 31, 2022 of our report dated May 1, 2023, relating to the consolidated financial statements of Roots Real Estate Investment Community I, LLC and Subsidiaries as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021.

/s/ Moore, Colson & Company, P.C.

Atlanta, Georgia

May 1, 2023